Exhibit 99.1

NEWS RELEASE

Timken Board of Directors Elects

Ajita Rajendra, CEO of A. O. Smith

NORTH CANTON, Ohio: Aug. 5, 2014 — The Timken Company’s (NYSE: TKR; www.timken.com) board of directors has elected Ajita G. Rajendra a director of the company for a term that expires at its May 2015 annual meeting. The election brings The Timken Company board to 10 directors.

Rajendra serves as the chairman, president and chief executive officer of A. O. Smith Corp. (NYSE: AOS), a $2.2 billion global water technology company based in Milwaukee. The company is one of the world’s leading manufacturers of residential and commercial water heating and hydronic heating equipment, offering a comprehensive product line featuring many of the best-known brands in North America, China and India. The company also manufactures water purfication products for residential and light commercial applications.

Rajendra has held a wide range of finance, operations, marketing and executive management positions throughout his 35-year career and has broad experience serving on corporate boards. He currently serves on the board of Donaldson Company, Inc., a manufacturer of filtration products based in Minneapolis. He previously was a director of Industrial Distribution Group, Inc., from 2007 until its acquisition by Eiger Holdco, LLC in 2008.

“We’re fortunate to have Ajita join our board, bringing to us his substantial industry experience,” said John M. Timken, Jr., chairman of the Timken board of directors. “With his global perspective as the leader of such a well-respected manufacturer, he is a welcome addition. We look forward to his counsel and guidance as we continue advancing our strategies to successfully grow The Timken Company’s portfolio and profitability.”

Rajendra was named A. O. Smith president and chief executive officer in January 2013, and was elected chairman of the board in April 2014. He has served on the A. O. Smith board since 2011.

Prior to joining A. O. Smith in 2005, he previously served as senior vice president at Kennametal Inc., a manufacturer of cutting tools, from 1998 to 2004. He began his career in 1978 with Corning Incorporated of Corning, N.Y.

Rajendra holds a Bachelor of Science degree in chemical engineering from the Indian Institute of Technology in Chennai, India, and an MBA from Carnegie-Mellon University in Pittsburgh, and completed the Advanced Management Program at Harvard Business School.

The Timken Company

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com) engineers, manufactures and markets Timken® bearings, transmissions, gearboxes, chain, and related products, and offers a spectrum of power system rebuild and repair services around the world. The leading authority on tapered roller bearings, Timken today applies its deep knowledge of metallurgy, tribology and power transmission across the broad spectrum of bearings and related systems to improve the reliability and efficiency of machinery and equipment all around the world. Known for its quality products and collaborative technical sales model, Timken posted $3 billion in sales in 2013 (excluding Steel business sales.) With approximately 17,000 people operating from 28 countries, Timken makes the world more productive and keeps industry in motion.

Media Contact:	Investor Contact:
Gloria Irwin	Steve Tschiegg
Communications Manager	Director – Capital Markets & Investor Relations
4500 Mount Pleasant St. N.W.	4500 Mount Pleasant St. N.W.
North Canton, OH 44720 U.S.A.	North Canton, OH 44720 U.S.A.
Telephone: 234.262.7948	Telephone: 234.262.7446
gloria.irwin@timken.com	Steve.tschiegg@timken.com

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